U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
March 14, 2016

SUNSHINE BIOPHARMA, INC.
(Exact name of small business issuer as specified in its charter)

Colorado	000-52898	20-5566275
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

469 Jean-Talon West
3rd Floor
Montreal, Quebec, Canada H3N 1R4
(Address of principal executive offices)

(514) 764-9698
(Issuer’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 14, 2016, we executed two Amendments (the “Amendments”) to agreements we had previously entered into with Advanomics Corporation, Montreal, Canada (“Advanomics”), to acquire all of the worldwide rights to various patents and patents pending to an anticancer drug known as “Adva-27a.” Previously, we had reported that effective December 28, 2015, we executed a Patent Purchase Agreement with Advanomics, pursuant to which we acquired all of the right, title and interest in and to all of the remaining worldwide rights to issued and pending patents under PCT/FR2007/000697 and PCT/CA2014/000029 (the “Patents”) for Adva-27a. In October 2015, we had reported that we had executed a patent purchase agreement through which we acquired all of the rights to the US Patent from Advanomics. The aforesaid October and December agreements are hereinafter jointly referred to as the “Purchase Agreements.”

The aggregate consideration specified in the Purchase Agreements created debt obligations to us of $17,142,499, including annual and quarterly payments totaling $640,000. It was believed that purchase of the Patents would facilitate our ability to obtain the funding necessary to complete the development and Food and Drug Administration (“FDA”) approval process for Adva-27a. However, we now believe that the burdensome financial obligations imposed by the terms of the Purchase Agreements were not conducive to obtaining such financing, to the mutual detriment of both ourselves and Advanomics. The Amendments amend the purchase price of the Patents, eliminate all cash payments obligations and replace the non-convertible notes totaling $17,142,499 with convertible notes that will automatically convert into an aggregate of 321,305,415 shares of our Common Stock (representing approximately 59% of our issued and outstanding Common shares) once we successfully amend our Articles of Incorporation to increase our authorized capital of Common Stock to 3 billion.

The Amendments have an effective date of December 28, 2015, the date we signed the Purchase Agreement with Advanomics to acquire the worldwide patent rights to Adva-27a.

In addition to those arrangements we have previously disclosed, we are currently in discussions with several groups to provide us with the funding necessary to complete the development and FDA approval for Adva-27a. There are no assurances that we will be able to obtain this or any financing as a result of the adoption of the Amendments.

Certain members of our management, including Dr. Steve N. Slilaty, our President, CEO and a director and Camille Sebaaly, our Secretary and a director, hold similar positions with Advanomics. We believe that the terms of the Amendments are fair and reasonable and will result in a greater opportunity for Sunshine to obtain the funding necessary to complete the development and regulatory approval Adva-27a.

A copy of the Amendments, including the relevant Convertible Secured Promissory Notes, are attached to this report as exhibits.

Item 7.01 Regulation FD Disclosure

Our Press Release relating to the execution of the Amendments described above is attached as Exhibit 99.11 and is hereby incorporated.

Item 9.01 Financial Statements and Exhibits

(b) Exhibits. The following exhibits are included in this report:

No.                          Description

10.10                       Amendment No. 1 to Patent Purchase Agreement with Advanomics Corporation dated October 8, 2015, including Secured Convertible Promissory Note.

10.11                       Amendment No. 1 to Patent Purchase Agreement with Advanomics Corporation dated December 28, 2015, including Secured Convertible Promissory Note

99.11                       Press Release announcing the terms of the Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNSHINE BIOPHARMA, INC.

Dated: March 14, 2016	By:	/s/
Dr. Steve N. Slilaty
Chief Executive Officer